SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                FORM 8-K



                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):    June 8, 1994


                           COMSAT Corporation
           (Exact name of Registrant as specified in Charter)



     District of Columbia         1-4929                52-0781863
(State or other jurisdiction    (Commission            (IRS Employer
      of incorporation)         File Number)        Identification Number)



 6560 Rock Spring Drive, Bethesda, MD               20817
(Address of principal executive offices)          (Zip Code)



     Registrant s telephone number, including area code:  (301) 214-3000



                _________________________________________
      (Former name or former address, if changed since last report)

Item 5.   Other Events
----------------------
     Attached to this report as Exhibit 20(a), and incorporated by reference in this item, is a press release of the corporation, distributed on June 8, 1994, describing the denial by a federal judge of PanAmSat s motion to add new defendants and new claims to its pending lawsuit against the corporation.

     Attached to this report as Exhibit 20(b), and incorporated by reference in this item, is a press release of the corporation describing the corporation s investment in Philippine Global
Communications, Inc.


Item 7.   Financial Statements and Exhibits
-------------------------------------------
     (a)  Financial Statements

          1.   Supplemental Consolidated Financial Statements of
               COMSAT Corporation

               a.   Independent Auditors  Report

               b. Supplemental Consolidated Financial Statements of COMSAT Corporation and Subsidiaries

                    (i) Supplemental Consolidated Income Statements for the Years Ended December 31, 1993, 1992 and 1991.

                    (ii) Supplemental Consolidated Balance Sheets as of December, 31, 1993 and 1992.

                    (iii)  Supplemental Consolidated Cash Flow
                           Statements for the Years Ended December
                           31, 1993, 1992 and 1991.

                    (iv)   Supplemental Statements of Changes in
                           Consolidated Stockholders' Equity for the
                           Years Ended December 31, 1993, 1992 and 1991.

                    (v) Notes to Supplemental Consolidated Financial Statements for Each of the Three Years in the Period Ended December 31, 1993. Note 18 includes unaudited quarterly financial information for the quarters ended March 31, 1994 and 1993, as restated for the merger of the corporation and Radiation Systems, Inc. This information satisfies the remaining requirements for pro forma financial information from Item 7(b) of the corporation s current report on Form 8 K filed on June 8, 1994.

     (c) Exhibits (listed according to number assigned in Item 601 of Regulation S-K)

          Exhibit        Description
          -------        -----------
          20(a)          Press Release dated June 8, 1994

          20(b)          Press Release dated June 29, 1994

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
COMSAT Corporation:


We have audited the accompanying supplemental consolidated balance sheets of COMSAT Corporation and subsidiaries as of December 31, 1993 and 1992, and the related supplemental consolidated statements of income, stockholders equity and cash flow for each of the three years in the period ended December 31, 1993. The supplemental consolidated financial statements give retroactive effect to the merger of COMSAT Corporation and subsidiaries and Radiation Systems, Inc. and subsidiaries on June 3, 1994, which has been accounted for as a pooling-of-interests as described in Note 2. These supplemental financial statements are the responsibility of the Corporation s management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion such supplemental consolidated financial statements present fairly, in all material respects, the financial position of the corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, after giving retroactive effect to the merger between COMSAT Corporation and Radiation Systems, Inc. as described in Note 2, in conformity with generally accepted accounting principles.

As discussed in Note 12 to the supplemental consolidated financial statements, in 1991 the corporation changed its method of accounting for postretirement health and life insurance benefits to conform with Statement of Financial Accounting Standards No. 106. Also, as discussed in Note 13 to the supplemental consolidated financial statements, in 1993 the corporation changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.



Deloitte & Touche
Washington, D.C.
June 24, 1994

                             COMSAT CORPORATION AND SUBSIDIARIES
                        SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS
                  For the Years Ended December 31, 1993, 1992, and 1991
                           (In thousands, except per share amounts)


                                              1993           1992           1991
                                              ----           ----           ----
Revenues                                   $ 754,285      $ 688,093      $ 651,211
                                           ---------      ---------      ---------
Operating Expenses:
  Cost of Operations                         423,473        375,099        354,133
  Depreciation and Amortization              142,111        130,760        113,318
  Research and Development                    15,302         17,123         18,666
  General and Administrative                  21,819         21,168         22,382
  Provision for Restructuring                      -         38,961              -
                                           ---------      ---------      ---------
  Total Operating Expenses                   602,705        583,111        508,499
                                           ---------      ---------      ---------
Operating Income                             151,580        104,982        142,712

Other Income (Expense), Net                    8,310          3,138         (6,407)

Interest Income                                1,455          1,454          2,192

Interest Cost                                (45,881)       (46,792)       (47,328)

Interest Capitalized                          22,197         20,481         27,397
                                           ---------      ---------      ---------
Income Before Taxes and Cumulative
  Effect of Accounting Changes               137,661         83,263        118,566
Income Tax Expense                           (55,192)       (29,971)       (37,552)
                                           ---------      ---------      ---------
Income Before Cumulative
  Effect of Accounting Changes                82,469         53,292         81,014
Cumulative Effect of Accounting Change
  for Postretirement Benefits, net of
  $13,707 tax                                      -              -        (26,607)
Cumulative Effect of Accounting Change
  for Income Taxes                             1,925              -              -
                                           ---------      ---------      ---------
Net Income                                 $  84,394      $  53,292      $  54,407
                                           =========      =========      =========
Earnings Per Share:
  Primary:
    Before Cumulative Effect of
      Accounting                           $    1.75      $    1.16      $    1.82
    Cumulative Effect of Accounting
       Changes                                  0.04              -          (0.60)
                                           ---------      ---------      ---------
    Net Income                             $    1.79      $    1.16      $    1.22
                                           =========      =========      =========
  Fully Diluted:
    Before Cumulative Effect of
      Accounting                           $    1.75      $    1.16      $    1.75
    Cumulative Effect of Accounting
      Changes                                   0.04              -          (0.54)
                                           ---------      ---------      ---------
    Net Income                             $    1.79      $    1.16      $    1.21
                                           =========      =========      ==========

The accompanying notes are an integral part of these financial statements.


                      COMSAT CORPORATION AND SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       December 31, 1993 and 1992
                              (In thousands)



                                                     1993          1992
                                                     ----          ----
ASSETS
Current Assets:
  Cash and Cash Equivalents                      $   16,230    $   11,777
  Receivables                                       210,182       195,821
  Inventories                                        19,328        13,859
  Deferred Income Taxes                               8,333         9,756
  Other                                              19,873        17,747
                                                 ----------    ----------
  Total Current Assets                              273,946       248,960
                                                 ----------    ----------
Property and Equipment                            1,332,432     1,267,530
Investments                                          19,493        14,838
Goodwill                                             35,957        26,685
Franchise Rights                                     41,084        43,049
Other Assets                                         70,601        53,923
                                                 ----------    ----------
  Total Assets                                   $1,773,513    $1,654,985
                                                 ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Obligations    $   76,915    $    3,452
  Current Notes Payable                              47,233        47,795
  Accounts Payable and Accrued Liabilities          116,140        92,130
  Due to Related Parties                             56,601        34,101
  Accrued Interest                                    5,231         5,746
  Income Taxes Payable                                1,518         3,622
                                                 ----------    ----------
  Total Current Liabilities                         303,638       186,846
                                                 ----------    ----------
Long-Term Debt                                      410,550       496,804
Deferred Income Taxes                                81,468        63,144
Deferred Investment Tax Credits                      22,151        27,201
Accrued Postretirement Benefit Costs                 50,014        47,053
Other Long-Term Liabilities                         120,879       117,448
Commitments and Contingencies (Notes 8, 9 and 16)         -             -
Minority Interest                                    21,373        14,197

Stockholders' Equity:
  Common Stock, without par value 100,000 shares
    authorized, 46,373 shares outstanding in 1993
    and 45,842 in 1992                              311,506       298,469
  Preferred Stock, 5,000 shares authorized
    no shares issued or outstanding                       -             -
  Retained Earnings                                 488,090       434,067
  Treasury Stock, at cost 2,031 shares in 1993
    and 2,408 in 1992                               (21,473)      (22,627)
  Unearned Compensation, Key Employee Stock Plan     (8,240)       (2,897)
  Minimum Pension Liability                          (2,301)            -
  Unearned Compensation, ESOP                        (2,651)       (3,336)
  Foreign Currency Translation Adjustment            (1,491)       (1,384)
                                                 ----------    ----------
  Total Stockholders' Equity                        763,440       702,292
                                                 ----------    ----------
   Total Liabilities and Stockholders' Equity    $1,773,513    $1,654,985
                                                 ==========    ==========

The accompanying notes are an integral part of these financial statements.


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

                        COMSAT CORPORATION AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED CASH FLOW STATEMENTS
               For the Years Ended December 31, 1993, 1992, and 1991
                                    (In thousands)



                                                1993          1992          1991
                                                ----          ----          ----
Cash Flows from Operating Activities:
  Net Income                                 $  84,394     $  53,292     $  54,407
  Adjustments for Noncash Expenses:
    Depreciation and Amortization              142,111       130,760       113,318
    Cumulative Effect of Accounting Changes,
      net of tax                                (1,925)            -        26,607
    Provision for Restructuring                      -        38,961             -
  Changes in Operating Assets and
  Liabilities:
    Receivables and Other Current Assets       (21,047)      (44,760)       19,190
    Current Liabilities                         38,363        (7,659)       11,902
    Noncurrent Liabilities                      26,117        44,091        35,358
  Other                                         (5,022)        2,930        14,200
                                             ---------     ---------     ---------
Net Cash Provided by Operating Activities      262,991       217,615       274,982
                                             ---------     ---------     ---------
Cash Flows from Investing Activities:
  Purchase of Property and Equipment          (234,552)     (221,291)     (264,261)
  Decrease in INTELSAT Ownership                16,442        19,760        17,582
  Decrease (Increase) in Inmarsat Ownership      4,771           886           (42)
  Investments in Unconsolidated Businesses      (8,639)      (10,268)      (21,335)
  Purchase of Minority Shares of
    Subsidiaries                               (12,606)            -             -
  Purchase of Subsidiaries, net of cash
    acquired of $8 in 1993, $11,655 in 1992
    and $1,120 in 1991                          (3,140)       (5,321)       (8,887)
  Other                                          4,529        (7,920)       (5,435)
                                             ---------     ---------     ---------
Net Cash Used in Investing Activities         (233,195)     (224,154)     (282,378)
                                             ---------     ---------     ---------
Cash Flows from Financing Activities:
  Common Stock Issued                            7,952        16,514         4,689
  Proceeds from Issuance of Subsidiary's
    Common Stock                                11,582             -             -
  Purchase of Treasury Stock                    (5,968)            -             -
  Cash Dividends Paid                          (30,410)      (27,837)      (25,867)
  Proceeds from Issuance of Long-Term Debt      32,745       207,013        77,506
  Repayment of Long-Term Debt                  (40,481)     (234,439)       (3,259)
  Net Short-Term Borrowings (Repayments)          (562)       43,642       (37,247)
  Other                                              -          (212)         (850)
                                             ---------     ---------     ---------
Net Cash Provided by (Used for) Financing
Activities                                     (25,142)        4,681        14,972
                                             ---------     ---------     ---------
Effect of Exchange Rate Changes on Cash           (201)       (1,057)          581
                                             ---------     ---------     ---------
Net Increase (Decrease) in Cash and Cash
  Equivalents                                    4,453        (2,915)        8,157
Cash and Cash Equivalents, Beginning of Year    11,777        14,692         6,535
                                             ---------     ---------     ---------
Cash and Cash Equivalents, End of Year       $  16,230     $  11,777     $  14,692
                                             ---------     ---------     ---------
Supplemental Cash Flow Information:
  Interest Paid, net of amount capitalized   $  26,083     $  30,376     $  19,469
  Income Taxes Paid                          $  28,618     $  26,409     $  20,832
  Noncash Financing of Inmarsat Satellites   $   6,200     $  12,480     $  24,268


The accompanying notes are an integral part of these financial statements.


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


                               COMSAT CORPORATION AND SUBSIDIARIES
            SUPPLEMENTAL STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
                     For the Years Ended December 31, 1993, 1992, and 1991
                                         (In thousands)

                                                                                                Unearned                 Foreign
                                                                                    Minimum   Compensation   Unearned    Currency
                               Shares    Shares    Common     Retained    Treasury  Pension   Key Employee Compensation Translation
                               Issued  Outstanding  Stock     Earnings     Stock    Liability  Stock Plan     ESOP      Adjustment
                               ----------------------------------------------------------------------------------------------------
Balance at
  December 31, 1990            47,774    44,037   $ 280,227   $ 380,072   $ (34,580)  $     -   $  (1,836)  $  (4,733)  $       -
Net Income                                                       54,407
Cash Dividends                                                  (25,867)
Exercise of Stock Options and
  Restricted Stock Units           74       210       1,402                   1,279
Stock Options and Restricted
  Stock Awarded                             134       2,481                   1,265                (3,746)
Amortization of Key Employee
  Stock Plan Expense                                                                                3,654
Shares Issued Under Employee
  Stock Purchase Plan             225       225       2,008
Reduction of guaranteed ESOP Debt                                                                                 676
Translation Adjustment                                                                                                        1,074
Balance at                    -------   -------    --------    --------    --------    -------    -------     -------        ------
  December 31, 1991            48,073    44,606     286,118     408,612     (32,036)        -      (1,928)     (4,057)        1,074
Net Income                                                       53,292
Cash Dividends                                                  (27,837)
Exercise of Stock Options and
  Restricted Stock Units           11     1,002       5,161                   8,789
Stock Options and Restricted
  Stock Awarded                              68       4,278                     620                (4,898)
Amortization of Key Employee
  Stock Plan Expense                                                                                3,929
Shares Issued Under Employee
  Stock Purchase Plan             166       166       2,564
Tax Benefit on Exercise
  of Stock Options                                      348
Reduction of guaranteed ESOP Debt                                                                                 721
Translation Adjustment                                                                                                       (2,458)
Balance at                     ------    ------     -------     -------     --------    -------   -------     -------        -------
  December 31, 1992            48,250    45,842     298,469     434,067     (22,627)        -      (2,897)     (3,336)       (1,384)
Net Income                                                       84,394
Cash Dividends                                                  (30,410)
Exercise of Stock Options and
  Restricted Stock Units                    407       1,018                   3,810
  Restricted Stock Awarded                  348       5,322                   3,312                (8,634)
Amortization of Key Employee
  Stock Plan Expense                                                                                3,291
Shares Issued Under Employee
  Stock Purchase Plan             154       154       3,153
Tax Benefit on Exercise
  of Stock Options                                    3,544
Tax Benefit Associated with dividends
  on unallocated ESOP shares                                         39
Minimum Pension
  Liability Adjustment                                                                   (2,301)
Purchase of Treasury Stock                 (378)                             (5,968)
Reduction of guaranteed ESOP Debt                                                                                   685
Translation Adjustment                                                                                                         (107)
Balance at                   --------   -------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  December 31, 1993            48,404    46,373   $ 311,506   $ 488,090   $ (21,473)  $  (2,301)  $  (8,240)  $  (2,651)  $  (1,491)
                             ========   =======   =========   =========   =========   =========   =========   =========   =========

The accompanying notes are an integral part of these financial statements.


                   COMSAT CORPORATION AND SUBSIDIARIES

         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                FOR EACH OF THE THREE YEARS IN THE PERIOD
                         ENDED DECEMBER 31, 1993




1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies that have guided the preparation of these financial statements are:

Principles of Consolidation
---------------------------
Accounts of COMSAT Corporation and its majority-owned subsidiaries (the corporation) have been consolidated.
Significant intercompany transactions have been eliminated.

The corporation has consolidated its share of the accounts of the International Telecommunications Satellite Organization (INTELSAT), Inmarsat and the MARISAT Joint Venture (MARISAT).
The corporation's ownership interests in INTELSAT and Inmarsat are based primarily on the corporation's usage of these systems. As of December 31, 1993, the corporation owned 20.9% of INTELSAT, 23.0% of Inmarsat and 86.3% of MARISAT.

The corporation's investments in the Denver Nuggets Limited Partnership (the Nuggets) and On Command Video Corporation (OCV) (see Note 6) were accounted for using the equity method until the third quarter of 1992. Since July 1992, the accounts of these investments have been consolidated in the accompanying financial statements. The interest of other shareholders in the net assets of OCV is shown as Minority Interest in the accompanying balance sheet. The minority interest share of the net income of OCV, which is not significant, is included in Other Income (Expense).

Revenue Recognition
-------------------
Revenue from satellite services is recognized over the period
during which the satellite services are provided.   Revenue from
long-term product, system integration and related service contracts is accounted for using the percentage-of-completion method. Revenue from other services is recorded as services are provided.

Income Taxes and Investment Tax Credits
---------------------------------------
The corporation adopted Statement of Financial Accounting
Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This accounting standard requires the use of the asset and liability approach for financial accounting and reporting for income taxes.

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

The provision for income taxes includes taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The corporation has earned investment tax credits on certain INTELSAT and Inmarsat satellite costs. These tax credits have been deferred and are being recognized as reductions to the tax provision over the estimated service lives of the related assets.

Earnings Per Share
------------------
Primary earnings per share are computed using the average number of shares outstanding during each period, adjusted for outstanding stock options and restricted stock units. Fully diluted earnings per share also assume the conversion of the corporation's convertible debentures, which were redeemed in March 1992 (see Note 7). The calculation of the weighted average number of shares outstanding and all per share amounts have been adjusted for a two-for-one stock split on June 1, 1993 (see Note
10).  The weighted average number of shares for each year is:

In thousands             1993           1992           1991
-----------------------------------------------------------
Primary                47,095         45,875         44,556
Fully Diluted          47,157         47,291         49,254


Goodwill
--------
The balance sheet includes goodwill related to the acquisitions of OCV, the Nuggets and other ventures. Goodwill is amortized over 15 to 25 years. Accumulated goodwill amortization was $4,513,000 and $2,698,000 at December 31, 1993 and 1992,
respectively.

Franchise Rights and Other Assets
---------------------------------
Franchise rights were recorded in connection with the consolidation of the Nuggets in 1992 and are being amortized over 25 years. The amounts shown on the balance sheets are net of accumulated amortization of $2,955,000 and $990,000 at December
31, 1993 and 1992, respectively.

The cash surrender values of life insurance policies (net of loans) totalling $40,849,000 and $33,350,000 at December 31, 1993 and 1992, respectively, are included in Other Assets. Other Income (Expense) on the income statement includes the increases in the cash surrender values of these policies. Additionally, the corporation recorded income of $4,131,000 ($3,137,000 net of tax) from the death benefit proceeds of certain policies in 1993.

Cash Flow Information
---------------------
The corporation considers highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

New Accounting Pronouncements
-----------------------------
SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued in May 1993 and must be adopted by the corporation in 1994. This statement requires that certain investments in debt or equity securities be carried on the balance sheet at fair value. The effect of this statement is not material to the corporation as of December 31, 1993.

SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992 and must be adopted by the corporation in 1994. This statement requires that the estimated cost of benefits provided to former or inactive employees be accrued over the term of their active service as employees. The effect of adopting this statement is not material to the corporation.

Statement Presentation
----------------------
The accompanying supplemental financial statements have been restated for the merger accounted for as a pooling of interests as discussed in Note 2. These supplemental financial statements will become the primary historical financial statements of the corporation upon issuance of financial statements which include financial results subsequent to the consummation of the merger.


2.   MERGER WITH RADIATION SYSTEMS, INC.

Effective June 3, 1994, the corporation consummated its merger with Radiation Systems, Inc. (RSi), based in Sterling, Virginia.
RSi designs, manufactures and integrates satellite earth stations, advanced antennas and other turnkey systems for telecommunications, radar, air traffic control and military uses.

Each share of RSi s common stock was converted into 0.780 of a share of the corporation s common stock. A total of 6,147,000 shares of the corporation s common stock were issued for RSi s common stock. The January 1994 merger agreement stipulated that each share of RSi's common stock would be exchanged for $18.25 in the corporation's common stock, based on the average closing price of the corporation's stock during the 20 trading days ending five trading days before the closing of the transaction. The agreement also provided that in no event would a share of RSi common stock be exchanged for less than 0.638 or more than 0.780
of a share of the corporation's common stock.   The transaction
costs associated with the merger which are expected to be approximately $5,000,000 (consisting primarily of investment banking and legal fees) will be reported as a charge to operating results in the second quarter of 1994.

The merger has been accounted for as a pooling of interests. Accordingly, the accompanying financial statements have been retroactively restated for all periods presented to include the results of operations, balance sheets and cash flows of RSi. Prior to the merger, RSi reported on a June 30 fiscal year basis. Accordingly, the accompanying financial statements include RSi's financial statements restated on a calendar year basis. In addition, the accompanying financial statements reflect certain adjustments to conform the period in which SFAS No. 109 was adopted. There were no significant intercompany transactions between the two companies.

In 1993, COMSAT acquired 404,500 shares of RSi common stock for $5,098,000 and RSi repurchased 80,000 shares of its own common stock for $870,000. These shares have been accounted for as treasury stock.

Operating results of the separate companies for each year are as follows:


In thousands,
except per share amounts                1993         1992         1991
----------------------------------------------------------------------
Revenues:
  Previously Reported             $  640,390   $  563,615   $  522,850
  RSi                                113,895      124,478      128,361
                                  ----------   ----------   ----------
                                  $  754,285   $  688,093   $  651,211
                                  ==========   ==========   ==========
Income Before Cumulative Effect
of Accounting Changes:
  Previously Reported             $   74,044   $   42,924   $   71,424
  RSi                                  8,425       10,368        9,590
                                  ----------   ----------   ----------
                                  $   82,469   $   53,292   $   81,014
                                  ==========   ==========   ==========
Net Income:
  Previously Reported             $   75,282   $   42,924   $   44,817
  RSi                                  9,112       10,368        9,590
                                  ----------   ----------   ----------
                                  $   84,394   $   53,292   $   54,407
                                  ==========   ==========   ==========

Primary Earnings Per Share:
  Income Before Cumulative Effect
  of Accounting Changes
    Previously Reported           $     1.82   $    1.09    $    1.88
    As Restated                   $     1.75   $    1.16    $    1.82

  Net Income
    Previously Reported           $     1.85   $    1.09    $    1.18
    As Restated                   $     1.79   $    1.16    $    1.22

Fully Diluted Earnings Per Share:
  Income Before Cumulative Effect
  of Accounting Changes
    Previously Reported           $     1.82   $    1.09    $    1.80
    As Restated                   $     1.75   $    1.16    $    1.75

  Net Income
    Previously Reported           $     1.85   $    1.09    $    1.17
    As Restated                   $     1.79   $    1.16    $    1.21


Prior to the merger, the corporation paid dividends of $0.74, $0.70 and $0.67 per share in 1993, 1992 and 1991, respectively. In addition, RSi paid dividends of $0.10, $0.09 and $0.07 per share of RSi's common stock in 1993, 1992 and 1991, respectively.

3.   RECEIVABLES

Receivables at each year end are composed of:


In thousands                                     1993            1992
---------------------------------------------------------------------
Commercial Receivables                     $  121,391      $  116,399
Receivables Under Long-Term Contracts:
  United States Government:
    Amounts Billed                             13,946          14,501
    Unbilled Costs and Accrued Profits         47,651          40,471
  Commercial Customers:
    Amounts Billed                              7,639           7,822
    Unbilled Costs and Accrued Profits         24,765          19,862
Related Party Receivables                       3,846           4,736
Other                                           3,782           3,010
                                           ----------      ----------
Total                                         223,020         206,801
Less Allowance for Doubtful Accounts          (12,838)        (10,980)
                                           ----------      ----------
Net                                        $  210,182      $  195,821
                                           ==========      ==========


Unbilled amounts represent accumulated costs and accrued profits which will be billed at future dates in accordance with contract terms and delivery schedules. Substantially all of these amounts are expected to be collected within one year.

Unbilled amounts are net of progress payments of $42,616,000 in 1993 and $60,668,000 in 1992.


4.  INVENTORIES

Inventories, stated at the lower of cost (first-in, first-out) or market, consist of the following at each year end.


In thousands                                     1993            1992
---------------------------------------------------------------------
Finished Goods                               $  4,705        $  3,209
Work in Progress                                8,346           6,757
Raw Materials                                   6,277           3,893
                                             --------        --------
Total                                        $ 19,328        $ 13,859
                                             ========        ========

5.      PROPERTY AND EQUIPMENT

Property and equipment include the corporation's shares of INTELSAT, Inmarsat and MARISAT property and equipment.


In thousands                                     1993           1992
--------------------------------------------------------------------
Property and Equipment at Cost:
Satellites                                 $1,182,924     $1,116,953
Furniture, Fixtures and  Equipment            538,774        500,609
Buildings and  Improvements                   122,369         93,901
Land                                            7,059          5,985
                                           ----------     ----------
Total                                       1,851,126      1,717,448
Less Accumulated Depreciation                (858,008)      (783,561)
                                           ----------     ----------
Net Property and Equipment In Service         993,118        933,887

Property and Equipment Under Construction:
INTELSAT Satellites                           222,223        218,455
Inmarsat Satellites                            66,962         47,284
Other                                          50,129         67,904
                                           ----------     ----------
Total                                      $1,332,432     $1,267,530
                                           ==========     ==========


Depreciation is calculated using the straight-line method over the estimated service life of each asset. The service life for satellites and furniture, fixtures and equipment is 3 to 15 years. The service life for buildings and improvements is 3 to 40 years.

Costs of satellites which are lost at launch or that fail in orbit are carried, net of any insurance proceeds, in the property accounts. The remaining net amounts are depreciated over the estimated service life of a satellite of the same series.


6.      ACQUISITIONS AND INVESTMENTS

Denver Nuggets Limited Partnership
----------------------------------
In November 1989, the corporation acquired a 62.5% interest in a limited partnership which acquired the Denver Nuggets, a franchise of the National Basketball Association. In 1991, the corporation acquired an additional interest, bringing its ownership to 65.3% as of December 31, 1991. In 1992, the corporation acquired the remaining interests in the partnership. The total cost of this investment was $71,500,000 including liabilities assumed of $33,900,000.

The partnership's assets, liabilities, revenues and expenses have been consolidated with the corporation's financial statements since July 1, 1992. Prior to this date, the corporation was the majority owner in the partnership, but was not its managing general partner. Accordingly, the financial results of the partnership in prior periods were accounted for using the equity method.

The corporation's shares of the partnership's losses accounted for under the equity method were $6,603,000 in 1991 and $2,857,000 for the first six months of 1992. Had the financial results been consolidated throughout 1992 or 1991, the effect on the corporation's financial statements would not have been material.

On Command Video
----------------
In 1991, the corporation acquired a 47% interest in On Command Video Corporation (OCV), a California-based company that developed and markets a proprietary video entertainment system to hotels. The corporation purchased additional shares of OCV stock throughout 1992 and 1993. OCV's financial statements have been consolidated since the third quarter of 1992, when the corporation's ownership increased to 50.4%. The corporation's ownership share was 65.7% at December 31, 1992 and 73.5% at December 31, 1993. Had the financial results been consolidated throughout 1992 or 1991, the effect on the corporation's
financial statements would not have been material.   The total
cost of the corporation s investment in OCV was $77,282,000 as of December 31, 1993.

Rock Spring II Limited Partnership
----------------------------------
The corporation entered into a limited partnership to build and lease a new headquarters facility. The corporation holds a 50% interest in the partnership, primarily as a limited partner. The managing general partner, a regional real estate investment company, owns the remaining 50% interest in the partnership. An affiliate of the managing general partner owns the building site and has leased this site to the partnership.

The corporation relocated its headquarters operations to the new building during the second quarter of 1993. The corporation has entered into a 15-year lease with the partnership for the building starting April 1993 (see Note 8).

The partnership borrowed $27,000,000 in the form of a 26-year mortgage at a fixed interest rate of 9.45% to cover construction costs. As of December 31, 1993, the corporation has guaranteed repayment of this loan. The corporation's guarantee will be reduced to $2,700,000 after satisfaction of certain contractual requirements which are expected to be completed in 1994. Subsequently, the corporation's guarantee will be reduced as the principal balance is paid down and completely eliminated once the outstanding loan balance is less than $24,300,000.


7.      DEBT

The corporation, as regulated by the Federal Communications
Commission (FCC), is allowed to undertake long-term borrowings of up to 45% of its total capital (long-term debt plus equity) and $200,000,000 in short-term borrowings.

Commercial Paper
----------------
The corporation has a $200,000,000 commercial paper program. Throughout 1993 and 1992, the corporation issued short-term commercial paper with repayment terms of 90 days or less. The corporation had $43,233,000 and $47,795,000 in borrowings outstanding at December 31, 1993 and December 31, 1992, respectively.

Credit Facilities
-----------------
The corporation has a $200,000,000 revolving credit agreement which will expire in December 1998. There have been no borrowings under this agreement. The corporation had notes payable outstanding of $4,000,000 at December 31, 1993 under a separate credit agreement which was terminated in connection with the merger discussed in Note 2.

Long-Term Debt
--------------
Long-term debt at each year-end consists of:


In thousands                                     1993            1992
---------------------------------------------------------------------
8.125% Notes Due 2004                      $  160,000      $  160,000
8.95% Notes Due 2001                           75,000          75,000
9.55% Notes Due 1994                           70,000         100,000
7.375% INTELSAT Eurobonds Due 2002             41,793          43,685
6.75% INTELSAT Eurobonds Due 2000              31,344               -
Inmarsat Financing Obligations                 98,659         102,346
Adjustable Interest Rate Note
  (4.95% at December 31, 1993), payable
  quarterly through 1997                        3,500           4,500
7.00% Industrial Revenue Bonds, principal
  payable in 1993 through 2003                  3,508           3,927
ESOP Debt                                       2,651           3,336
Other, net of discounts on notes payable        1,010           7,462
                                           ----------      ----------
                                              487,465         500,256
Less Current Maturities                       (76,915)         (3,452)
                                           ----------      ----------
Total Long-Term Debt                       $  410,550      $  496,804
                                           ==========      ==========


In April 1992, the corporation issued $160,000,000 of 8.125% debentures due April 1, 2004. The corporation used $110,000,000 of the proceeds to redeem its 7.75% convertible subordinated debentures in April 1992. The balance of the proceeds was used to repay outstanding commercial paper borrowings.

In August 1992, INTELSAT issued $200,000,000 of 7.375% Eurobonds.
Interest is payable annually in August, and the bonds are due
August 6, 2002. The corporation received its share of the proceeds and recorded long-term debt.

In January 1993, INTELSAT issued $150,000,000 of 6.75% Eurobonds.
Interest is payable annually in January, and the notes are due
January 19, 2000.

The corporation received its share of the proceeds and recorded long-term debt. The corporation prepaid $30,000,000 of its 9.55% notes with the proceeds. The remaining $70,000,000 balance of the 9.55% notes is due in April 1994 and has been classified as a current liability on the December 31, 1993 balance sheet.

The principal amount of debt (excluding the Inmarsat lease financing obligation) maturing over the next five years is $73,215,000 in 1994, $3,509,000 in 1995, $2,716,000 in 1996,
$1,120,000 in 1997 and $420,000 in 1998.

Inmarsat Lease Financing Obligations
------------------------------------
Inmarsat borrowed 140,400,000 pounds sterling under a capital lease agreement to finance the construction of second-generation
Inmarsat satellites. Inmarsat also entered into another capital lease arrangement to finance the construction costs of its third-generation satellites. As of December 31, 1993, 65,500,000 pounds sterling of the 197,000,000 pounds sterling available for this purpose has been borrowed. The corporation's share of these lease obligations is included in long-term debt. Inmarsat has hedged its obligations through various foreign exchange transactions to minimize the effect of fluctuating interest and exchange rates
(see Note 16).

The corporation's share of the payments under these lease obligations for each of the next five years from 1994 through 1998 is $9,166,000, $11,486,000, $12,490,000, $13,637,000 and
$14,895,000 and $87,451,000 thereafter. These payments include interest totalling $50,466,000 and a current maturity of $3,700,000.

ESOP Debt
---------
As discussed in Note 12, the corporation has an Employee Stock Ownership Plan (ESOP). The ESOP has bank notes payable outstanding which are guaranteed by the corporation.
Accordingly, these notes are reported as long-term debt of the corporation. The ESOP debt includes an 8.75% note with quarterly principal and interest payments through 1996 and a 10.95% note with quarterly principal and interest payments through 1997.


8.      COMMITMENTS AND CONTINGENCIES

Property and Equipment
----------------------
As of December 31, 1993, the corporation had commitments to acquire property and equipment totalling $379,649,000. Of this total, $353,371,000 is payable over the next three years. These commitments are related principally to the purchase of INTELSAT and Inmarsat satellites.

Employment and Consulting Agreements
------------------------------------
The Nuggets have employment and consulting agreements with certain officers, coaches and players. Virtually all of these agreements provide for guaranteed payments. Other contracts provide for payments contingent upon the fulfillment of certain terms and conditions. Amounts required to be paid under such agreements total $17,682,000 in 1994, $17,906,000 in 1995,
$18,243,000 in 1996, $14,158,000 in 1997, $10,484,000 in 1998 and
$4,536,000 thereafter.

Leases
------
As discussed in Note 6, the corporation has a 15-year lease which started April 1993 on its new headquarters building in Bethesda, Maryland, and the corporation has a ten-year lease ending in 1996 on its former headquarters building in Washington, D.C. The corporation also has leases of other property and equipment. Annual rent expense was $7,993,000 in 1993, $4,253,000 in 1992 and $3,692,000 in 1991. These amounts are net of the $3,921,000 annual amortization of the deferred gain from the sale and leaseback of the Washington, D.C. building in 1986. Annual rental income from noncancelable subleases totals approximately $3,800,000.

The corporation's payments under all operating leases for 1994 through 1998 are $13,901,000, $13,230,000, $12,376,000,
$5,527,000, $5,595,000 and thereafter, $45,697,000.

Government Contracts
--------------------
The corporation is subject to routine audit and investigation by various agencies which oversee contract performance in connection with the corporation s contracts with the U.S. Government.
Management believes that potential claims from such investigations will not have a material adverse effect on the consolidated financial statements.

Environmental Issue
-------------------
The corporation is engaged in a program to monitor a toxic solvent spill of limited scope that occurred in 1986 at the site of its former manufacturing subsidiary in California. The corporation believes that it has complied with remediation requirements. Management believes that the corporation has sufficient accruals to cover the monitoring costs.


9.      REGULATORY ENVIRONMENT AND LITIGATION

Regulatory Environment
----------------------
Under the Communications Act of 1934 and the Satellite Act, the corporation is subject to regulation by the FCC with respect to communications services provided through the INTELSAT and Inmarsat systems and the rates charged for those services.

In 1993, the FCC initiated an audit of the corporation's role as the United States signatory to Inmarsat and as a provider of international mobile satellite services. In the opinion of management, the ultimate outcome of the audit will not have a material effect on the accompanying financial statements.

Until 1985, the corporation was, with minor exceptions, the sole United States provider of international satellite communications services using the INTELSAT system. Since then, the FCC has authorized several international satellite systems separate from INTELSAT. These U.S. separate systems currently compete against the corporation for voice, video and data traffic. In 1993, the FCC substantially eliminated prior restrictions on the ability of separate systems to offer public switched telephony services, thereby potentially increasing competition to the corporation in the voice market. The United States government has established a goal to eliminate all restrictions on competitive systems by 1997.

Litigation
----------
In 1989, Pan American Satellite (PanAmSat) filed an antitrust suit against the corporation alleging interference with PanAmSat's efforts to compete in the international satellite communications market and seeking trebled damages of approximately $1.5 billion. In 1991, a United States Court of Appeals ruled that the corporation is immune from antitrust suits in its role as a signatory to INTELSAT. In February 1992, the United States Supreme Court denied PanAmSat's request for a review of the lower court's decision. An amended complaint was filed alleging that the corporation violated antitrust laws in its business activities purportedly outside of its role as a signatory to INTELSAT. In March 1993, a Federal district court denied the corporation's motion to dismiss the amended complaint and allowed PanAmSat to proceed with discovery. In February 1994, PanAmSat submitted a report estimating its alleged damages (before trebling) at a 1994 present value of $227,436,000. Also in February 1994, PanAmSat filed a motion with the district court for acceptance of a third amended and supplemental complaint that would add several new claims and 15 new defendants to the suit, primarily as alleged co-conspirators with the corporation. In June 1994, the court denied PanAmSat s motion and ruled that discovery is to be completed in September 1994. In the opinion of management, the complaint against the corporation is without merit, and the ultimate disposition of this matter will not have a material effect on the corporation's financial statements.

The corporation is defending an intellectual property infringement suit brought by Spectradyne, Inc. against its COMSAT Video Enterprises, Inc. and On Command Video Corporation subsidiaries. The initial patent claims were dismissed.
However, Spectradyne amended its complaint to substitute new patent infringement claims along with claims that the corporation's subsidiaries induced unnamed third parties to infringe a copyrighted software interface. Subsequently, Spectradyne further amended its complaint by substituting direct copyright infringement claims for the inducement to infringe claims. Spectradyne is seeking damages in an unspecified amount and injunctive relief. The corporation believes that these claims are without merit and that the ultimate disposition of this matter will not have a material effect on the corporation's financial statements.

In February 1994, two shareholder class action lawsuits were filed in Nevada state court challenging the proposed merger between RSi and the corporation. In May 1994, the suits were consolidated. The defendants in the suit are RSi, its directors and the corporation. The suit alleges, among other things, that the proposed merger consideration was unfair and inadequate. The suit seeks, among other things, to recover damages resulting from the consummation of the merger. All of the defendants have filed motions to dismiss which are pending before the court.
Management believes that the lawsuit is without merit and that the ultimate disposition of this matter will not have a material effect on the corporation s financial statements.


10.     STOCKHOLDERS' EQUITY

Effective June 1, 1993, the corporation's Articles of Incorporation were amended to increase the number of authorized shares of the corporation's common stock from 40,000,000 shares to 100,000,000 shares and to split each share of common stock outstanding on June 1, 1993 into two shares of common stock. Earnings per share and share amounts for all prior periods have been restated to reflect this stock split. The corporation's Articles of Incorporation were also amended to increase the number of authorized shares of the corporation's preferred stock from 1,000 shares to 5,000,000 shares and to permit preferred stock to be convertible into any other class of stock. No preferred stock is currently outstanding.


11.     INCENTIVE STOCK PLANS

The corporation has stock plans for officers, directors and employees. These plans provide for the issuance of restricted stock awards, stock appreciation rights, restricted stock units and stock options. Under the current plans, grants for up to 5,550,000 shares may be made. As of December 31, 1993, 5,589,000 shares of the corporation's authorized common stock were reserved for these plans. As of December 31, 1993, no stock appreciation rights were outstanding.

Restricted Stock Awards
-----------------------
Restricted stock awards are shares of stock that are subject to restrictions on their sale or transfer. These restrictions are lifted over six years. During 1993, 1992 and 1991, respectively, 348,000, 68,000 and 134,000 restricted stock awards were granted, net of awards forfeited.

Restricted Stock Units
----------------------
Restricted stock units entitle the holder to receive a combination of stock and cash equal to the market price of common stock for each unit, when vested. These units vest over three years. During 1993, 1992 and 1991, respectively, 49,000, 42,000 and 56,000 restricted stock units were granted. At December 31, 1993, 124,000 partially vested restricted stock units were outstanding.

Stock Options
-------------
Under the current plans, the exercise price for stock options may not be less than 50% of the fair market value of the stock when granted. Options vest over three years and expire after 15 years. Stock option activity was as follows:


In thousands,                           Number of      Exercise
except per share amounts                 Shares       Price Range
-----------------------------------------------------------------
Balance at January 1, 1991                2,164     $7.15-19.22
    Options Granted                         530      5.97-19.23
    Options Exercised                      (251)     7.15-16.97
    Options Cancelled                      (187)     5.97-18.42
                                         ------     -----------
Balance at December 31, 1991              2,256      5.97-19.23
    Options Granted                         464      9.72-23.08
    Options Exercised                    (1,032)     5.97-19.22
    Options Cancelled                       (22)     5.97-13.94
                                         ------     -----------
Balance at December 31, 1992              1,666      5.97-23.08
    Options Granted                       1,288     16.99-30.31
    Options Exercised                      (408)     5.97-18.42
    Options Cancelled                       (27)     5.97-27.03
                                         ------    ------------
Balance at December 31, 1993              2,519     $5.97-30.31
                                         ======
Options Exercisable at December 31, 1993    866     $5.97-23.08
                                         ======


The corporation is recognizing an expense over three years equal to the exercise price of certain 1991 and 1992 options, since they were granted at 50% of the market price. The exercise price for options awarded in 1993 is equal to the fair market value on the grant date.

Employee Stock Purchase Plan
----------------------------
Employees may purchase stock at a discount through the corporation's Employee Stock Purchase Plan. The purchase price of the shares is the lower of 85% of the fair market value of the stock on the offering date, or 85% of the fair market value of the stock on the last business day of each month throughout the following year. The offering date for 1994 purchases was November 19, 1993, when 85% of the fair market value was $25.87.

A total of 2,426,000 shares of the corporation's unissued common stock has been reserved for this plan.


12.     PENSION AND OTHER BENEFIT PLANS

The corporation has a non-contributory, defined benefit pension plan which covers substantially all of its employees except those who were employees of RSi immediately prior to the merger. Pension benefits are based on years of service and compensation prior to retirement. The corporation's funding policy is to make the contributions when required by law.

The net pension expense for each year includes the following components:


In thousands                             1993         1992         1991
-----------------------------------------------------------------------
Service Cost for Benefits Earned
  During the Year                      $ 3,087     $ 3,583       $3,249
Interest Cost on Projected Benefit
  Obligation                             7,044       6,556        5,723
Credit for Actual Return on Pension
  Plan Assets                          (13,010)     (5,197)     (16,534)
Net Amortization and Deferral            5,427      (2,697)       9,210
                                       -------     -------      -------
Net Pension Expense                    $ 2,548     $ 2,245      $ 1,648
                                       =======     =======      =======


In September 1992, the corporation offered an early retirement program to certain employees in connection with its restructuring of certain operations (see Note 14). This program provided enhanced retirement benefits and an option for a lump sum payment of all benefits. The additional pension expense for this program was $6,582,000 and is included in the provision for restructuring in the accompanying income statement.

The following table shows the pension plan's obligations and assets as well as the amount recognized in the corporation's balance sheets at each year end.


In thousands                                     1993            1992
---------------------------------------------------------------------
Actuarial Present Value of Benefit
Obligations:
  Accumulated Benefit Obligation,
  including vested benefits of $88,271
  in 1993, $80,774 in 1992                  $  90,981       $  83,026
                                            =========       =========
Projected Benefit Obligation for Service
  Rendered to Date                          $ 109,543       $  99,198
Pension Plan Assets at Fair Value,
  primarily equity securities, corporate
  and U.S. Government bonds and short-term
  investments                                  99,070          94,877
                                            ---------       ---------
Excess of Projected Benefit Obligation over
  Plan Assets                                 (10,473)         (4,321)
Unrecognized Net Loss                          12,116           3,248
Unrecognized Transition Asset at
 January 1, 1986 being amortized over
 11 years                                      (6,026)         (7,884)
                                            ---------       ---------
Net Pension Liability                       $  (4,383)     $  (8,957)
                                            =========      =========
Assumed Discount Rate                               7%             8%
Assumed Rate of Compensation Increase               5%             6%
Expected Rate of Return on Pension Plan
    Assets                                          9%             9%


The corporation made a $4,100,000 cash contribution to the plan in 1993. No contributions were required in 1992 and 1991.

Supplemental Executive Retirement Plan
--------------------------------------
The corporation has an unfunded supplemental pension plan for executives. The expense for this plan was $2,058,000, $1,917,000 and $4,243,000 for 1993, 1992 and 1991, respectively.

As of December 31, 1993, the corporation recorded an additional minimum liability of $5,740,000 for this plan. This amount is the excess of the accumulated benefit obligation over the previously recorded plan liability. The corporation also recorded an intangible asset of $2,128,000 which represents the unrecognized transition obligation and a charge to stockholders equity of $2,301,000, net of tax.

The corporation's accrued liabilities for this plan were $15,679,000 and $10,661,000 at December 31, 1993 and 1992,
respectively. As of December 31, 1993, the accumulated benefit obligation was approximately $15,679,000, and the projected benefit obligation was approximately $16,449,000, assuming a discount rate of 7% and future salary increases of 5%.

401(k) Plan
-----------
The corporation has a 401(k) plan for qualifying employees. A portion of employee contributions is matched by the corporation. The corporation's matching contributions for the years ended December 31, 1993, 1992 and 1991 were $3,237,000, $2,860,000 and
$2,585,000, respectively.

Employee Stock Ownership Plan
-----------------------------
The corporation has an Employee Stock Ownership Plan (ESOP) which was established in 1988 by RSi for the benefit of eligible employees. The ESOP has acquired 714,000 shares of common stock with bank loan proceeds. The corporation makes periodic contributions to the ESOP at least sufficient to make principal and interest payments as they are due. Contributions to the ESOP charged to expense totaled $1,049,000 in 1993, $1,026,000 in 1992, and $958,000 in 1991.

The corporation has guaranteed the ESOP s bank notes payable and has reported the unpaid balance of these loans as a liability of the corporation (see Note 7). An unearned ESOP compensation amount, which is equal to the unpaid bank loans, has been reported as a reduction of stockholder's equity.

Postretirement Benefits
-----------------------
The corporation provides health and life insurance benefits to retirees except those who retire from RSi. Effective January 1, 1991, the corporation adopted the provisions of SFAS No. 106, which requires that the expected cost of these benefits be recognized during the years in which employees render service. Prior to 1991, the cost of such benefits was expensed as paid by the corporation. The corporation recognized the full obligation attributable to the cost of prior years' service in 1991. The cumulative effect to January 1, 1991 was $40,314,000, less taxes of $13,707,000, and is shown separately in the 1991 income statement.

The net postretirement benefit expense for each year included the following components:


In thousands                                     1993      1992      1991
-------------------------------------------------------------------------
Service Cost for Benefits Earned During the
  Year                                        $ 1,898   $ 2,157   $ 1,433
Interest Cost on Accumulated Postretirement
  Benefit Obligation                            3,518     3,762     2,947
Net Amortization and Deferral                    (321)      232         -
                                              -------   -------   -------
Net Postretirement Benefit Expense            $ 5,095   $ 6,151   $ 4,380
                                              =======   =======   =======

The early retirement program discussed earlier in this note resulted in an additional postretirement benefit expense of $2,107,000 in 1992.

The following table shows the plan's obligations as well as the liability recognized in the corporation's balance sheet at each year end.


In thousands                                     1993            1992
---------------------------------------------------------------------
Accumulated Postretirement Benefit
Obligation:
  Retirees                                   $ 25,258        $ 22,665
  Fully Eligible Active Participants            3,826          13,106
    Other Active Participants                  14,846          18,368
                                             --------        --------
                                               43,930          54,139
Unrecognized Gain from Plan Changes            12,873               -
Unrecognized Net Loss                          (6,789)         (7,086)
                                             --------        --------
Net Postretirement Benefit Liability         $ 50,014        $ 47,053
                                             ========        ========
Assumed Discount Rate                              7%              8%
Assumed Rate of Compensation Increase              5%              6%


In 1993, the corporation made several modifications to its postretirement benefits program including higher participant premium payments, higher deductibles and out-of-pocket maximums and reduced benefits for certain participants. Additionally, the corporation implemented a managed health care program to better control costs. These changes, which are effective January 1, 1994, resulted in a reduction in the accumulated postretirement benefit obligation and an unrecognized gain of $12,873,000 as of December 31, 1993.

An 11% increase in health care costs was assumed for 1993 with the rate decreasing 0.5% each year to an ultimate rate of 6%. Increasing the assumed trend rate by 1% each year would have increased the accumulated postretirement benefit obligation as of December 31, 1993 by $6,115,000 and the benefit expense for 1993 by $900,000.

13.     INCOME TAXES

The corporation adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. This accounting statement changed the method for the recognition and measurement of deferred tax assets and liabilities. The cumulative effect of adopting SFAS No. 109 on the corporation's financial statements was to increase income by $1,925,000 ($0.04 per share) and was recorded in the first quarter of 1993. Prior year financial statements have not been restated.

The components of income tax expense for each year are:


In thousands                            1993        1992        1991
--------------------------------------------------------------------
Federal:
    Current                          $32,646     $25,349     $18,960
    Deferred                          19,419       3,682       5,911
    Investment Tax Credits            (3,627)     (3,943)     (3,968)
State and Local                        6,754       4,883       2,942
                                     -------     -------     -------
Total                                $55,192     $29,971     $23,845
                                     =======     =======     =======

The difference between tax expense computed at the statutory Federal tax rate and the corporation's effective tax rate is:


In thousands                                1993       1992      1991
---------------------------------------------------------------------
Federal Income Taxes  Computed at the
  Statutory Rate                         $48,182    $28,309   $26,606
Reduction Under Gross Change Tax
  Method                                       -     (2,694)   (3,964)
Investment Tax Credits                    (3,627)    (3,943)   (3,968)
Dispositions of Assets                         -      2,913     1,925
State Income Taxes, net of Federal
  income tax benefit                       4,326      2,547     1,927
Rate Increase on Prior Year Deferred
  Taxes                                    2,977          -         -
Goodwill                                     670        707       317
Other                                      2,664      2,132     1,002
                                         -------    -------   -------
Income Tax Expense                       $55,192    $29,971   $23,845
                                         =======    =======   =======

SFAS No. 109 requires that deferred tax liabilities and assets be adjusted for the effect of a change in tax laws or rates. Accordingly, the corporation recorded a charge to income tax expense of $2,977,000 in the third quarter of 1993 to adjust prior years' deferred tax assets and liabilities for an increase in the Federal income tax rate from 34% to 35%.

The net current and net non-current components of deferred tax accounts as shown on the balance sheet at December 31, 1993 are:


In thousands                                               1993
---------------------------------------------------------------
Current Deferred Tax Asset                            $   8,333
Non-current Deferred Tax Liability                      (81,468)
                                                      ---------
Net Liability                                         $ (73,135)
                                                      =========


The deferred tax assets and liabilities at December 31, 1993 are:


In thousands                                               1993
---------------------------------------------------------------
Assets
    Postretirement Benefits                           $  20,902
    Accrued Expenses                                     32,291
    ITC Carryforward                                     13,115
    Alternative Minimum Tax Credit                       32,368
    Contract Revenue                                      7,135
    Other                                                 2,486
                                                      ---------
Total Deferred Tax Assets                               108,297
Liabilities                                           ---------
    Property and Equipment                            (179,376)
    Other                                               (2,056)
                                                      --------
Total Deferred Tax Liabilities                        (181,432)
                                                      --------
Net Liability                                         $(73,135)
                                                      ========

The corporation's investment tax credit carryforwards expire in years 2002 through 2007.

The Internal Revenue Service (IRS) is currently examining Federal income tax returns for 1990 and 1991 and has completed examinations of the Federal income tax returns of the corporation through 1989. The corporation has also amended its returns and filed claims for refunds for 1979 through 1987. The IRS has denied these claims. The corporation is contesting this denial by the IRS and other adjustments proposed by the IRS on the 1980 through 1987 income tax returns. In the opinion of the corporation, adequate provision has been made for income taxes for all periods through 1993.


14.     PROVISION FOR RESTRUCTURING

In September 1992, the corporation recorded a $38,961,000 charge for restructuring costs. At that time, the corporation announced its plans to realign business activities, downsize certain functions, and reposition COMSAT Video Enterprises, Inc. (CVE) to capitalize on the growing market for on-demand entertainment.
The restructuring costs relate to headcount reductions throughout the corporation and the elimination of the former COMSAT Systems Division and the consolidation of its operations with those of COMSAT Laboratories into a new division, COMSAT Technology Services, as well as the transfer of television distribution services from COMSAT Systems Division to CVE. This charge consists of $12,644,000 for early retirement and reduction in force costs related to the reorganization, and $26,317,000 for equipment, property and other items.


15.     BUSINESS SEGMENT INFORMATION

The corporation reports operating results and financial data in four business segments: International Communications, Mobile Communications, Video Enterprises and Technology Services. The International Communications segment consists of activities undertaken by the corporation in its COMSAT World Systems business, including INTELSAT services. This segment also includes the activities of the corporation's international ventures, which are accounted for as consolidated subsidiaries. The Mobile Communications segment consists of activities undertaken by the corporation in its COMSAT Mobile Communications
(CMC) business, including Inmarsat services. The Video Enterprises segment includes entertainment services provided to the hospitality industry as well as video distribution services to television networks. The Technology Services segment includes the design and manufacture of voice and data communications networks and products, systems integration services, and applied research and technology services and includes the operations of RSi (see Note 2). The financial results of the Denver Nuggets Limited Partnership are included in Other Corporate activities.

The corporation has redefined its reporting segments. Prior to 1993, CMC was included in the International Communications segment. In the first quarter of 1993, the operations of the corporation's earth stations in Connecticut and California were transferred from the Technology Services segment to the Mobile Communications segment. As discussed in Note 14, business activities within the Technology Services and Video Enterprises segments were realigned in 1992. The financial results presented below for prior periods have been restated consistent with these changes. Additionally, segment information for all periods has been restated for the merger with RSi as discussed in Note 2.
RSi s results are included in the Technology Services segment. Operating Income (Loss) for each segment has been further restated to reallocate indirect expenses.


In thousands                                 1993           1992          1991
------------------------------------------------------------------------------
Revenues:
    International Communications      $   249,935    $   253,308   $   245,390
    Mobile Communications                 190,040        158,031       127,767
    Video Enterprises                      95,805         78,393        82,163
    Technology Services (1)               202,161        205,499       221,423
    Eliminations and Other Corporate       16,344         (7,138)      (25,532)
                                      -----------    -----------   -----------
Total                                 $   754,285    $   688,093   $   651,211
                                      ===========    ===========   ===========

Operating Income (Loss) (2):
    International Communications      $    88,063    $    88,777   $    91,858
    Mobile Communications                  47,406         34,123        40,007
    Video Enterprises                      10,090         (8,457)        3,717
    Technology Services                    16,285          3,922        14,876
    Other Corporate                       (10,264)       (13,383)       (7,746)
                                      -----------    -----------   -----------
Total                                 $   151,580    $   104,982   $   142,712
                                      ===========    ===========   ===========

Identifiable Assets as of December 31:
    International Communications      $   826,574    $   803,113   $   765,384
    Mobile Communications                 403,615        396,734       320,248
    Video Enterprises (3)                 186,731        121,504       120,338
    Technology Services                   165,011        155,862       156,757
    Corporate and Other Assets            191,582        177,772       106,789
                                      -----------    -----------   -----------
Total                                 $ 1,773,513    $ 1,654,985   $ 1,469,516
                                      ===========    ===========   ===========

Property and Equipment Additions:
    International Communications      $   116,652    $   120,833   $   173,859
    Mobile Communications                  50,586         83,099        90,085
    Video Enterprises                      64,093         17,700         8,814
    Technology Services                     7,468         11,458        13,396
    Corporate and Other Assets              4,067          1,404         2,332
                                      -----------    -----------   -----------
Total                                 $   242,866    $   234,494   $   288,486
                                      ===========    ===========   ===========

Depreciation and Amortization:
    International Communications      $    73,636    $    70,967   $    64,203
    Mobile Communications                  32,772         27,304        17,405
    Video Enterprises                      21,905         17,578        16,684
    Technology Services                     7,916         10,531        12,283
    Corporate and Other Assets              5,882          4,380         2,743
                                      -----------    -----------   -----------
Total                                 $   142,111    $   130,760   $   113,318
                                      ===========    ===========   ===========

(1)    Technology Services segment revenues include intersegment sales totalling $10,132,000 in 1993, $19,500,000 in 1992 and  $29,780,000
       in 1991.    On October 3, 1992, the corporation sustained tornado
       damage at its Largo, Florida facility.  Revenues reported for the
       Technology Services segment include business interruption insurance proceeds of $3,021,000 in 1993 and $1,572,000 in 1992.

(2) Operating results for 1992 are net of the $38,961,000 provision for restructuring (see Note 14). The amounts recorded in each segment were International Communications - $6,955,000; Mobile Communications -
       $3,332,000; Video Enterprises - $14,146,000; Technology Services -
       $10,240,000; and Other Corporate - $4,288,000.

(3) The identifiable assets of the Video Enterprises segment include the corporation's equity investment in On Command Video Corporation totalling $13,655,000 at December 31, 1991.


Related Party Transactions and Significant Customers
----------------------------------------------------
The corporation provides support services to INTELSAT and support services and satellite capacity to Inmarsat. The revenues from these services were $23,190,000 in 1993, $21,477,000 in 1992 and $24,000,000 in 1991. These revenues were recorded primarily in the International Communications and Technology Services segments.

Customers comprising 10% or greater of the corporation's revenues are:


In thousands                        1993        1992       1991
---------------------------------------------------------------
U.S. Government                $ 115,446   $ 117,245   $ 98,620
AT&T                           $ 117,582   $ 135,499   $148,902



16.     FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISKS

SFAS No. 107, which became effective in 1992, requires disclosures about the fair value of financial instruments.
In these disclosures, fair values are estimates and do not necessarily represent the amounts that would be received or paid in an actual sale or settlement of the financial instruments.

At December 31, 1993, the corporation was contingently liable to banks for $11,813,000 for outstanding letters of credit securing performance of certain contracts. As discussed in Note 6, the corporation has guaranteed repayment of the construction loan related to its headquarters building. The corporation has other financial guarantees totalling approximately $3,000,000 as of December 31, 1993. The estimated fair value of these instruments is not significant.

Inmarsat has entered into foreign currency contracts designed to minimize exposure to exchange rate fluctuations on foreign currency transactions. At December 31, 1993, Inmarsat had several contracts maturing in 1994 to purchase 12,500,000 pounds sterling for a total of $18,392,000. The corporation's share of the estimated fair value of these contracts, as determined by a bank, is an unrealized gain of approximately $13,000 at December 31, 1993.

Inmarsat has entered into interest rate and foreign currency swap arrangements to minimize the exposure to interest rate and foreign currency exchange fluctuations related to its satellite financing obligations. Inmarsat borrowed and is obligated to repay pounds sterling. The pounds sterling borrowed were swapped for U.S. dollars with an agreement to exchange the dollars for pounds sterling in order to meet the future lease payments. Inmarsat pays interest on the dollars at an average fixed rate of 9.0% and it receives variable interest on the sterling amounts based on short-term LIBOR rates. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements. The currency swap arrangements have been designated as hedges and any gains or losses are included in the measurement of the debt. The effect of these swaps is to change the sterling lease obligation into fixed interest rate dollar debt. As of December 31, 1993,

Inmarsat had $352,327,000 of swaps to be exchanged for 211,400,000 pounds sterling at various dates through 2005. Inmarsat is exposed to loss if one or more of the counterparties defaults. However, Inmarsat does not anticipate non-performance by the counterparties as they are major financial institutions. The corporation s share of the estimated fair value of these swaps is an unrealized loss of $18,500,000 at December 31, 1993. The fair value was estimated by computing the present value of the dollar obligations using current rates available for issuance of debt with similar terms, and the current value of the sterling at year-end exchange rates.

The fair value of long-term debt (excluding capitalized leases) was estimated by computing present values of the related cash flows using risk adjustments to Treasury rates obtained from investment bankers.


                                             December 31, 1993
                                         -------------------------
In thousands                             Book Amount    Fair Value
------------------------------------------------------------------

    8.125% Notes                          $ 160,000     $  178,061
    8.95% Notes                           $  75,000     $   86,534
    7.375% INTELSAT Eurobonds             $  41,793     $   45,046
    6.75% INTELSAT Eurobonds              $  31,344     $   32,906
    7.00% Industrial Revenue Bonds        $   3,508     $    3,462
    ESOP Debt                             $   2,651     $    2,774


The fair values of the corporation's other financial instruments are approximately equal to their carrying values.


17.     SUBSEQUENT EVENTS

Debt
----
In March 1994, INTELSAT issued $200,000,000 of 6.625% notes due March 22, 2004. Interest is payable annually in arrears. The corporation has recorded its $40,400,000 share of the long-term debt.

In April 1994, the corporation used commercial paper borrowings to pay the $70,000,000 balance of its 9.55% notes. This amount was classified as a current liability on the December 31, 1993 balance sheet.

INTELSAT and Inmarsat Share Changes
-----------------------------------
The corporation decreased its ownership share of INTELSAT during the first quarter of 1994 from 20.9% at December 31, 1993 to 20.2% as of March 31, 1994. This resulted in decreases in assets of $15,500,000 and liabilities of $3,400,000.

The corporation also decreased its ownership share of Inmarsat during the first quarter of 1994 from 23.0% at December 31, 1993 to 22.4% as of March 31, 1994. The corporation recorded decreases in assets and liabilities of $6,000,000 and $3,000,000, respectively.

Equity Investment
-----------------
The corporation has an agreement in principle to acquire a minority interest in Philippine Global Communications, Inc., a provider of international communications services in the Philippines, for $42,000,000. The transaction is expected to be consummated in 1994.


18.     QUARTERLY INFORMATION (UNAUDITED)

The condensed income statements for the quarters ended March
31, 1994 and 1993 as restated for the merger (see Note 2) are:


In thousands, except per share amounts                  1994           1993
---------------------------------------------------------------------------
Revenues                                           $ 200,495      $ 194,681
                                                   ---------      ---------
Operating Expenses
  Cost of Operations                                 114,735        110,343
  Depreciation and Amortization                       40,279         34,589
  Research and Development                             3,243          3,675
  General and Administrative                           5,364          5,248
                                                   ---------      ---------
Total Operating Expenses                             163,621        153,855
                                                   ---------      ---------
Operating Income                                      36,874         40,826
Other Income (Expense), net                            1,237           (943)
Interest Expense, net of amount capitalized          (6,152)         (7,000)
                                                   --------       ---------
Income Before Taxes and Cumulative Effect of
  Accounting Change                                  31,959          32,883
Income Tax Expense                                  (11,778)        (12,376)
                                                   --------       ---------
Income Before Cumulative Effect of
  Accounting Change                                  20,181          20,507
Cumulative Effect of Accounting Change for
  Income Taxes                                            -           1,925
                                                   --------        --------
  Net Income                                       $ 20,181        $ 22,432
                                                   ========        ========
Primary Earnings Per Share:
Income Before Cumulative Effect of
Accounting Change                                  $   0.43        $   0.44
Cumulative Effect of Accounting Change
for Income Taxes                                          -            0.04
                                                   --------        --------
Net Income                                         $   0.43        $   0.48
                                                   ========        ========

Separate results of the combining entities are as follows:


    In thousands, except per share amounts       1994       1993
    ------------------------------------------------------------
    Revenues:
       Previously Reported                   $169,529   $166,283
       RSi                                     30,966     28,398
                                             --------   --------
                                             $200,495   $194,681
                                             ========   ========
    Income Before Cumulative Effect of
    Accounting Change:
       Previously Reported                   $ 18,293   $ 18,313
       RSi                                      1,888      2,194
                                             --------   --------
                                             $ 20,181   $ 20,507
                                             ========   ========
    Net Income:
       Previously Reported                   $ 18,293   $ 19,551
       RSi                                      1,888      2,881
                                             --------   --------
                                             $ 20,181   $ 22,432
                                             ========   ========
    Earnings Per Share:
       Income Before Cumulative Effect of
       Accounting Change:
         Previously Reported                 $   0.45   $   0.45
         RSi                                 $   0.43   $   0.44

       Net Income:
         Previously Reported                 $   0.45   $   0.48
         RSi                                 $   0.43   $   0.48


The condensed cash flow statements for the quarters ended
March 31, 1994 and 1993 as restated for the merger are:


    In thousands                                         1994       1993
    --------------------------------------------------------------------
    Cash Flows from Operating Activities:
       Net Income                                    $ 20,181   $ 22,432
       Adjustment for Noncash Expenses-
         Depreciation and Amortization                 40,279     34,589
       Changes in Operating Assets and Liabilities    (29,455)     1,802
                                                     --------   --------
       Net Cash Provided by Operating Activities       31,005     58,823
                                                     --------   --------
    Cash Flows from Financing Activities:
       Purchase of Property and Equipment             (85,877)   (45,067)
       Other, Net                                      (7,617)    10,330
                                                     --------   --------
       Net Cash Used in Investing Activities          (93,494)   (34,737)
                                                     --------   --------
    Cash Flows from Financing Activities:
       Proceeds from Issuance of Long-Term Debt        40,421     32,747
       Repayment of Long-Term Debt                     (1,796)   (31,363)
       Net Short-Term Borrowings (Repayments)          32,505    (14,305)
       Other, Net                                      (3,243)    (4,650)
                                                     --------   --------
       Net Cash Provided by (Used for) Financing
       Activities                                      67,887    (17,571)
                                                     --------   --------
    Effect of Exchange Rate Changes on Cash                (4)       (54)
                                                     --------   --------
    Net Increase in Cash and Cash Equivalents           5,394      6,461
    Cash and Cash Equivalents, Beginning of Period     16,230     11,777
                                                     --------   --------
    Cash and Cash Equivalents, End of Period         $ 21,624   $ 18,238
                                                     ========   ========


The condensed balance sheet for the quarter ended March 31, 1994 as restated for the merger is:

    In thousands                                           1994
    -----------------------------------------------------------
    Assets:
       Receivables                                   $  213,192
       Other Current Assets                              70,539
                                                     ----------
         Total Current Assets                           283,731
       Property and Equipment, Net                    1,357,929
       Other Assets                                     186,180
                                                     ----------
         Total Assets                                $1,827,840
                                                     ==========
    Liabilities and Shareholders  Equity:
       Current Liabilities                           $  289,979
       Long-Term Debt                                   444,982
       Other Non-Current Liabilities                    290,184
       Minority Interest                                 23,213
       Shareholders  Equity                             779,482
         Total Liabilities and Shareholders          ----------
         Equity                                      $1,827,840
                                                     ==========


                               SIGNATURES





    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      COMSAT Corporation



                              By: _______________________________
                                        Allen E. Flower
                                          Controller

     Date:  June 29, 1994

EXHIBIT INDEX



Exhibit No.         Description                             Page
----------          -----------                             ----
 20(a)              Press Release dated June 8, 1994         35

 20(b)              Press Release dated June 29, 1994        37

EXHIBIT 20(a)
                                             June 8, 1994


  FOR IMMEDIATE RELEASE


     COMSAT ANNOUNCES LATEST RULING IN ANTITRUST CASE
  -- Court Denies PanAmSat Motion to Add 15 Defendants --

     BETHESDA, Md. -- COMSAT Corporation reported today that a federal judge has denied a PanAmSat motion to add 15 new defendants and several new claims to its pending antitrust lawsuit against COMSAT.

     Judge John F. Keenan of the U.S. District Court for the Southern District of New York ruled June 7 that PanAmSat's motion to add 13 INTELSAT Signatories and two parent companies to the antitrust case was "inexcusably delayed." In addition, the judge noted that on a previous occasion, PanAmSat had admitted that adding INTELSAT Signatories as defendants would be improper.

     "We've been confident all along that the facts in this case will demonstrate that there is no validity to PanAmSat's allegations," said Bruce L. Crockett, president and CEO of COMSAT. "This latest ruling sets the stage for bringing this matter to a conclusion in due course."

     Judge Keenan said that allowing the PanAmSat amendment would undoubtedly delay the disposition of this case for years. "COMSAT would be prejudiced by this delay, as well as by the dramatic changes in the nature of the allegations and the exposure claimed against it," he wrote.

     PanAmSat had also threatened that -- if the court denied its motion -- it would sue the other Signatories separately and then ask the court to
                              (more)

  COURT RULING -- page two
  6/8/94

  consolidate that lawsuit into the COMSAT case. Judge Keenan made clear in his latest ruling, however, that if PanAmSat chooses to file a new suit, it will not be consolidated.

     The judge also ruled that discovery in the COMSAT case is to be completed by Sept. 9, 1994.

     Warren Zeger, vice president and general counsel of COMSAT, said that a status conference would be held by the court on Sept. 12, 1994, at which time "COMSAT would propose a schedule for the court to act on a motion for summary judgment."

     COMSAT Corporation (NYSE:CQ) is an international communications, information and entertainment-distribution services company. It provides voice, video and data services to customers worldwide by fixed and mobile technologies and is the largest owner and user of the global INTELSAT and Inmarsat communications satellite networks. COMSAT Corporation also furnishes satellite systems integration, wireless networks and technical consulting; offers on-demand entertainment and information services to the hospitality industry; and owns the NBA Denver Nuggets.
                              # # #


  CONTACT:          Joe Tomkowicz  media relations     (301) 214-3658

EXHIBIT 20(b)

FOR IMMEDIATE RELEASE

Contact:  Janet Dewar         Judith Saks
          COMSAT              COMSAT
          301 214 3442        301 214 3488



               COMSAT MAKES EQUITY INVESTMENT IN PHILCOM
 --  Invests $42 million in major Philippine telephone company --


     Bethesda, Md., June 29--COMSAT International Ventures (CIV), a business unit of COMSAT Corporation, announced today that it has made a $42 million equity investment in Philippine Global Communications, Inc. (PhilCom). COMSAT will own an initial equity stake of 16.8 percent, subject to adjustment.

     PhilCom is the second largest provider of international telecommunications services in the Philippines, a country where 70 percent of telephone revenues are generated from international calls. The company also offers telex, facsimile and other data transmission services.

     "We have very quickly gained entrance into the high-growth Asian market through our strategic alliance with an established, growing, profitable and aggressive telecommunications company," said Robert E. Dupuis, vice president and general manager, COMSAT International Ventures.

     PhilCom's international services reach 48 countries either through agreements with 17 major carriers, including AT&T, MCI and Sprint, or through transit agreements. The company has ownership interests in 26 undersea cable systems and is building a second international gateway.

      Dupuis said PhilCom is in an excellent position to expand internationally, where it has always been strong and, as a result of a recent telecommunications plan developed by the Philippine government, to enter the domestic market as well.

     The government plan calls for companies like Philcom that own international gateways to participate in the building of local exchange lines. Under this plan, Philcom will offer domestic services in designated regions of the country where economic growth potential is strong.

     Nora Bitong, chief executive officer of PhilCom, said the alliance with CIV will strengthen PhilCom's strategic position in both international and domestic markets. Through its joint ventures around the world, CIV has gained a large customer base and extensive experience in both international and domestic telecommunications in developing markets, she said.


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     "CIV's technical and marketing expertise will be of great
value to us as we expand our business," Bitong said. "Together, we can meet our objectives of providing superior service, competitive pricing and innovative technology solutions to telecommunications customers in the Philippines today."

     CIV forms domestic and international ventures with telecommunications authorities and major telecommunications companies. With this investment, CIV currently has 11 ventures throughout the world, which take the form of equity investments, joint ventures and wholly owned subsidiaries. Through these companies, CIV provides a variety of telecommunications services, ranging from international business communications via satellite to domestic and regional VSAT service. Its customers include both regional and multinational corporations.

   COMSAT Corporation (NYSE:CQ) is an international communications, information and entertainment-distribution services company. It provides voice, video and data services to customers worldwide by fixed and mobile technologies and is the largest owner and user of the global INTELSAT and Inmarsat communications satellite networks. COMSAT Corporation also furnishes satellite systems integration, wireless networks and technical consulting; offers on-demand entertainment and information services to the hospitality industry; and owns the NBA Denver Nuggets.

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